EXHIBIT 99.2

Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Completes Tender
For GulfTerra Senior Notes

        Houston, Texas (Tuesday, October 5, 2004) – Enterprise Products Partners L.P. (NYSE: “EPD”) today announced the expiration, as of 5:00 p.m. New York City time on October 4, 2004, of all the cash tender offers made by its operating subsidiary, Enterprise Products Operating L.P. (“Enterprise”) for any and all of the outstanding senior subordinated and senior notes of GulfTerra Energy Partners, L.P. and GulfTerra Energy Finance Corporation (collectively referred to as “GulfTerra”) totaling approximately $921.5 million.

        Enterprise accepted for payment all senior notes validly tendered and not validly withdrawn. As of the expiration time of the offers, Enterprise had received tenders of senior subordinated and senior notes aggregating $915.1 million, or 99.3% of the notes outstanding. The following table shows the four GulfTerra senior debt obligations affected, including the principal amount of each series of notes tendered, as well as the payment amounts made by Enterprise to complete the tender offers. Enterprise retired these purchased notes.

($millions)	Principal	Cash payments made by Enterprise
Description	Amount Tendered	Accrued Interest	Tender Price *	Total Price
8.50% Sr. Sub. Notes due 2010 (Represents 98.2% of principal amount outstanding)	$212.1	$6.2	$246.4	$252.6
10.625% Sr. Sub. Notes due 2012 Represents 99.9% of principal amount outstanding)	133.9	4.9	167.6	172.5
8.50% Sr. Sub. Notes due 2011 (Represents 99.5% of principal amount outstanding)	319.8	9.4	359.4	368.8
6.25% Sr. Notes due 2010 (Represents 99.7% of principal amount outstanding)	249.3	5.4	274.1	279.4
Totals	$915.1	$25.9	$1,047.4	$1,073.3
* Tender price includes consent payment of $30 per $1,000 principal amount.

        Lehman Brothers served as the Lead Dealer Manager for the Tender Offer and the Lead Solicitation Agent for the Consent Solicitation. J.P. Morgan and Wachovia Securities served as the Co-Dealer Managers and Co-Solicitation agents, and D. F. King & Co., Inc. was the Tender Agent and Information Agent for the Tender Offer and Consent Solicitation.

        Enterprise Products Partners L.P. is the second largest publicly traded energy partnership with an enterprise value of approximately $14.0 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 31,000 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com.

        This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of the combined company's debt level on its future financial and operating flexibility;

•	a reduction in demand for its products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by its facilities;

•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;

•	terrorist attacks aimed at its facilities;

•	the failure to successfully integrate our operations with GulfTerra's or any other companies we acquire; and

•	the failure to realize the anticipated cost savings, synergies and other benefits of the merger with GulfTerra.

        Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

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